Exhibit 99.2

FTI Consulting, Inc. Announces Notice of Redemption

for Any and All of its 6 3/4% Senior Notes due 2020

WASHINGTON, Sept. 1, 2015 (GLOBE NEWSWIRE) — FTI Consulting, Inc. (NYSE:FCN) (the “Company”), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that it has issued a notice of redemption for the $207,103,000 aggregate principal amount of its 6 3/4% Senior Notes due 2020 (the “Notes”) that remained outstanding after the consummation of the Company’s previously announced cash tender offer to purchase any and all of the Notes. The redemption date will be October 1, 2015, and the redemption price will be 103.375% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 4,400 employees located in 26 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.76 billion in revenues during fiscal year 2014. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release includes “forward-looking statements,” which involve uncertainties and risks. Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding estimates of the Company’s future financial results. All forward-looking statements are based upon the Company’s expectations at the time it makes them and various assumptions. The Company’s beliefs are expressed in good faith, and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations and beliefs will be achieved, and actual events may differ materially from its expectations and beliefs. The Company is under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

CONTACT: Investor and Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com